Exhibit 99.1

Contact:	Lily Outerbridge
Investor Relations
(441) 298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
FIRST QUARTER 2011 FINANCIAL RESULTS

HAMILTON, BERMUDA, April 19, 2011 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported a net loss of $157.2 million and a loss per common share of $4.20 for the quarter ended March 31, 2011.

The results for the quarter include net premiums earned of $182.9 million, net favorable development of $33.1 million, net investment income and net realized gains on investments of $32.8 million and catastrophe losses of $248.1 million, net of retrocession and reinstatement premiums.  Net catastrophe losses include $136.9 million relating to New Zealand’s 2011 earthquake, $86.6 million relating to Japan’s Tohoku earthquake and $24.6 million relating to Australia’s 2011 floods and Cyclone Yasi.

Michael D. Price, Platinum’s Chief Executive Officer, commented, “There were numerous natural catastrophes in the first quarter of 2011 that gave rise to significant insured losses.  Our book value per common share was $44.68 as of March 31, 2011, a decrease of 11.0% from December 31, 2010, reflecting strong non-catastrophe performance, the negative impact of catastrophe losses and the repurchase of options on the Company’s common shares.”

Mr. Price added, “Due to the accumulation of international catastrophe losses in the past 15 months in combination with changes to vendors’ catastrophe models, we generally expect property catastrophe reinsurance rates to improve for the balance of the year and the upcoming renewal period will allow us to benefit from a rising rate environment.  While it has been a challenging start to 2011, we are well positioned to take advantage of quality reinsurance underwriting opportunities as they may arise.”

Results for the quarter ended March 31, 2011 are summarized as follows:

•	Net loss was $157.2 million and the loss per common share was $4.20.

•	Net premiums written were $194.8 million and net premiums earned were $182.9 million.

•	GAAP combined ratio was 200.4%.

•	Net investment income was $32.4 million.

•	Net realized gains on investments were $0.4 million.

Results for the quarter ended March 31, 2011 as compared with the quarter ended March 31, 2010 are summarized as follows:

•	Net income decreased $172.6 million.

•	Net premiums written decreased $52.6 million (or 21.3%) and net premiums earned decreased $37.3 million (or 16.9%).

•	GAAP combined ratio increased 101.7 percentage points.

•	Net investment income decreased $5.1 million (or 13.7%).

•	Net realized gains on investments decreased $5.1 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2011 were $111.8 million, $80.5 million and $2.5 million, respectively, representing 57.4%, 41.3% and 1.3%, respectively, of total net premiums written. Combined ratios for these segments were 305.7%, 78.6% and 87.7%, respectively. Compared with the quarter ended March 31, 2010, net premiums written decreased $35.0 million (or 23.8%), $13.2 million (or 14.1%) and $4.4 million (or 64.2%) in the Property and Marine, Casualty and Finite Risk segments, respectively.

Total assets were $4.62 billion as of March 31, 2011, an increase of $2.5 million (or 0.1%) from $4.61 billion as of December 31, 2010. Fixed maturity investments and cash and cash equivalents were $4.14 billion as of March 31, 2011, a decrease of $72.2 million (or 1.7%) from $4.21 billion as of December 31, 2010.

Shareholders’ equity was $1.67 billion as of March 31, 2011, a decrease of $230.3 million (or 12.1%) from $1.90 billion as of December 31, 2010.  Book value per common share was $44.68 as of March 31, 2011 based on 37.3 million common shares outstanding, a decrease of $5.52 (or 11.0%) from $50.20 as of December 31, 2010 based on 37.8 million common shares outstanding.  During the quarter ended March 31, 2011, the Company repurchased 762,000 common shares for approximately $33.9 million at a weighted average cost, including commissions, of $44.50 per share.  The Company also purchased 2,500,000 options held by RenaissanceRe Holdings Ltd. for $47.9 million on January 20, 2011.

Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement).  The Financial Supplement provides additional detail regarding the financial performance of Platinum and its business segments.

Teleconference
Platinum will host a teleconference to discuss its financial results on Wednesday, April 20, 2011 at 8:00 a.m. Eastern time.  The call can be accessed by dialing 888-240-9314 (US callers) or 913-312-1495 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com.  Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Wednesday, April 20, 2011 until midnight Eastern time on Wednesday, April 27, 2011.  To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 6035070. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

Non-GAAP Financial Measures
In presenting the Company's results, management has included and discussed certain financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss), related underwriting ratios and book value per common share, are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income before income tax expense and total shareholders’ equity is presented in the attached financial information in accordance with Regulation G.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis.  Platinum operates through its principal subsidiaries in Bermuda and the United States.  For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on our current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.  In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.  The inclusion of forward-looking statements in this press release should not be considered as a representation by us or any other person that our current plans or expectations will be achieved.  Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including, but not limited to, severe natural or man-made catastrophic events, the effectiveness of our loss limitation methods and pricing models, the adequacy of our liability for unpaid losses and loss adjustment expenses, our ability to maintain our A.M. Best Company, Inc. and Standard & Poor’s ratings, our ability to raise capital on acceptable terms if necessary, the cyclicality of the property and casualty reinsurance business, the highly competitive nature of the property and casualty reinsurance industry, our ability to maintain our business relationships with reinsurance brokers, the availability of retrocessional reinsurance on acceptable terms, market volatility and interest rate and currency exchange rate fluctuation, tax, regulatory or legal restrictions or limitations applicable to us or the property and casualty reinsurance business generally, general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged United States or global economic downturn or recession; and changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion. As a consequence, our future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us. The foregoing factors should not be construed as exhaustive. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.  For a detailed discussion of our risk factors, refer to Item 1A, "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2010.

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Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2011 and December 31, 2010
($ in thousands, except per share data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Investments	$2,978,381	$3,047,973
Cash, cash equivalents and short-term investments	1,161,884	1,164,525
Accrued investment income	33,855	31,288
Reinsurance premiums receivable	208,959	162,682
Reinsurance balances (prepaid and recoverable)	49,992	18,434
Funds held by ceding companies	76,914	84,078
Deferred acquisition costs	36,417	36,584
Other assets	70,372	68,749
Total assets	$4,616,774	$4,614,313

Liabilities
Unpaid losses and loss adjustment expenses	$2,428,477	$2,217,378
Unearned premiums	167,516	154,975
Debt obligations	250,000	250,000
Commissions payable	64,816	59,388
Other liabilities	40,792	37,117
Total liabilities	$2,951,601	$2,718,858

Shareholders' Equity
Common shares	$373	$377
Additional paid-in capital	371,493	453,619
Accumulated other comprehensive income (loss)	(12,484)	(24,488)
Retained earnings	1,305,791	1,465,947
Total shareholders' equity	$1,665,173	$1,895,455

Total liabilities and shareholders' equity	$4,616,774	$4,614,313

Book value per common share (a)	$44.68	$50.20

(a) Book value per common share is determined by dividing shareholders' equity by actual common shares outstanding of  37,269,612 shares.

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
For the Three Months Ended March 31, 2011 and 2010
($ and amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2011	2010

Revenue
Net premiums earned	$182,881	$220,178
Net investment income	32,378	37,505
Net realized gains on investments	407	5,457
Net impairment losses on investments	(1,507)	(18,102)
Other income	1,096	273
Total revenue	215,255	245,311

Expenses
Net losses and loss adjustment expenses	319,595	164,568
Net acquisition expenses	33,950	37,329
Net changes in fair value of derivatives	(3,726)	2,315
Operating expenses	17,151	21,741
Net foreign currency exchange losses (gains)	189	(1,229)
Interest expense	4,766	4,760
Total expenses	371,925	229,484

Income (loss) before income taxes	(156,670)	15,827
Income tax expense	522	406

Net income (loss)	$(157,192)	$15,421

Basic
Weighted average common shares outstanding	37,199	45,431
Basic earnings (loss) per common share	$(4.20)	$0.34

Diluted
Adjusted weighted average common shares outstanding	38,022	48,494
Diluted earnings (loss) per common share	$(4.20)	$0.32

Comprehensive income (loss)
Net income (loss)	$(157,192)	$15,421
Other comprehensive income, net of deferred taxes	12,004	47,872
Comprehensive income (loss)	$(145,188)	$63,293

Platinum Underwriters Holdings, Ltd.
Segment Reporting (Unaudited)
For the Three Months Ended March 31, 2011 and 2010
($ in thousands)

Three Months Ended March 31, 2011
	Property and Marine	Casualty	Finite Risk	Total

Net premiums written	$111,802	$80,519	$2,464	$194,785

Net premiums earned	97,905	80,824	4,152	182,881
Net losses and loss adjustment expenses	278,330	39,619	1,646	319,595
Net acquisition expenses	13,626	18,563	1,761	33,950
Other underwriting expenses	7,321	5,332	235	12,888
Segment underwriting income (loss)	$(201,372)	$17,310	$510	(183,552)

Net investment income				32,378
Net realized gains on investments				407
Net impairment losses on investments				(1,507)
Other income				1,096
Net changes in fair value of derivatives				3,726
Corporate expenses not allocated to segments				(4,263)
Net foreign currency exchange (losses) gains				(189)
Interest expense				(4,766)
Income (loss) before income taxes				$(156,670)

Underwriting ratios:
Net loss and loss adjustment expense	284.3%	49.0%	39.6%	174.8%
Net acquisition expense	13.9%	23.0%	42.4%	18.6%
Other underwriting expense	7.5%	6.6%	5.7%	7.0%
Combined	305.7%	78.6%	87.7%	200.4%

Three Months Ended March 31, 2010
	Property and Marine	Casualty	Finite Risk	Total

Net premiums written	$146,785	$93,751	$6,891	$247,427

Net premiums earned	127,806	87,902	4,470	220,178
Net losses and loss adjustment expenses	126,627	31,530	6,411	164,568
Net acquisition expenses	16,231	17,727	3,371	37,329
Other underwriting expenses	8,699	6,470	338	15,507
Segment underwriting income (loss)	$(23,751)	$32,175	$(5,650)	2,774

Net investment income				37,505
Net realized gains on investments				5,457
Net impairment losses on investments				(18,102)
Other income				273
Net changes in fair value of derivatives				(2,315)
Corporate expenses not allocated to segments				(6,234)
Net foreign currency exchange (losses) gains				1,229
Interest expense				(4,760)
Income before income taxes				$15,827

Underwriting ratios:
Net loss and loss adjustment expense	99.1%	35.9%	143.4%	74.7%
Net acquisition expense	12.7%	20.2%	75.4%	17.0%
Other underwriting expense	6.8%	7.4%	7.6%	7.0%
Combined	118.6%	63.5%	226.4%	98.7%

The underwriting ratios are calculated by dividing each item above by net premiums earned.